===============================================================================


                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM 12b-25

                          NOTIFICATION OF LATE FILING

(Check One): [X] Form 10-K and Form 10-KSB    [ ] Form 20-F   [ ] Form 11-K
             [ ] Form 10-Q and Form 10-QSB    [ ] Form N-SAR

For Period Ended: December 31, 1998                        +------------------+
                                                           | SEC FILE NUMBER  |
                [ ] Transition Report on Form 10-K         |                  |
                [ ] Transition Report on Form 20-F         |     0-19606      |
                [ ] Transition Report on Form 11-K         +------------------+
                [ ] Transition Report on Form 10-Q         +------------------+
                [ ] Transition Report on Form N-SAR        |   CUSIP NUMBER   |
                                                           |   02461 T 10 4   |
For the Transition Period Ended: ________________________  +------------------+

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

--------------------------------------------------------------------------------
PART I - REGISTRANT INFORMATION

Full Name of Registrant:    American BioMed, Inc.

Former Name if Applicable:

Address of Principal Executive Office (Street and Number): 10077 Grogan's Mill
                                                           Road, Suite 100

City, State and Zip Code: The Woodlands, Texas 77380

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] The subject annual report, semi-annual report, transition report on Form 10-
    K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period:

The delay in filing the Form 10-K within the prescribed time relates to a change of auditors effective January 25, 1999 as well as unresolved fee issues with the predecessor auditor. The new auditing firm will be unable to complete the necessary field work by March 31, 1999.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

           Steven B. Rash                 281                  367-3895
          ----------------               -----                ----------
               (Name)                 (Area Code)         (Telephone Number)

(2)  Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is
     no, identify report(s).                                [X] Yes [ ] No

(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portions
     thereof?                                               [ ] Yes  [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
================================================================================

                             American BioMed, Inc.
          -----------------------------------------------------------
                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:    March 29, 1999                 By: /s/ Steven B. Rash
     ------------------------------         ----------------------------------
                                            Steven B. Rash, President and CEO